Exhibit 10.1

Execution Copy

SEED CAPITAL MANAGEMENT AGREEMENT

This Seed Capital Management Agreement (the “Agreement”) is made and entered into as of this 8th day of October, 2014, by and among MILLPENCIL LIMITED, a company limited by shares organized under the laws of England and Wales and located at 5th Floor, Millennium Bridge House, 2 Lambeth Hill, London EC4V 4GG, United Kingdom (together with its successors and permitted assigns, “Millpencil”), MILLPENCIL (US) LP, a Delaware limited partnership (together with its successors and permitted assigns, “MPL”), with a registered office address of 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, OLD MUTUAL (US) HOLDINGS INC., a Delaware corporation (together with its successors, “OM(US)H”), located at 200 Clarendon Street, 53rd Floor, Boston, MA 02116, OLD MUTUAL PLC, a company limited by shares organized under the laws of England and Wales and located at 5th Floor, Millennium Bridge House, 2 Lambeth Hill, London EC4V 4GG, United Kingdom (together with its successors and permitted assigns, “OM plc”) and MPL (UK) Limited, a company limited by shares organized under the laws of England and Wales and located at Millennium Bridge House, 2 Lambeth Hill, London EC4V 4GG, United Kingdom (together with its successors and permitted assigns, “MPLUK2”).

W I T N E S S E T H:

WHEREAS, prior to the date hereof, OM(US)H, Millpencil, MPL and MPLUK2 have been indirect, wholly-owned subsidiaries of OM plc;

WHEREAS, as a result of the contemplated initial public offering (“IPO”) of securities of OM Asset Management plc, a company limited by shares organized under the laws of England and Wales (“OMAM”), OM(US)H will cease to be wholly owned, indirectly (but will remain majority owned, indirectly) by OM plc;

WHEREAS, OM plc has funded the Seed Capital Investments (as hereinafter defined);

WHEREAS, Millpencil, MPL, MPLUK2 and OM plc are desirous of having OM(US)H continue to manage, through its Affiliates, the Seed Capital Investments after the completion of the IPO and through January 15, 2018 upon the terms and conditions hereinafter set forth (the “Services”); and

WHEREAS, OM(US)H is amenable to managing the Seed Capital Investments, through its Affiliates, through such date upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the agreement and obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Section 1.                   Definitions.

(a)  Unless the content otherwise requires, the terms defined in this Section 1(a) shall, for the purpose of this Agreement, have the meaning herein specified.

“Affiliate” means any corporation, limited liability company, partnership, association, business, trust, joint venture, business entity or other entity of any kind or nature, of which more than twenty percent (20%) of either the equity interests or the voting control is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by OMAM, or of which OMAM or any Subsidiary serves as the general partner (in the case of a limited partnership) or the manager or managing member (in the case of a limited liability company).

“Agreement” means this Seed Capital Management Agreement, including all Schedules hereto, as amended, supplemented or restated from time to time.

“Applicable Law” means any federal, state, regional, county, local, provincial or foreign law, statute, ordinance, code, treaty, rule, regulation, administrative interpretation, order, decree, writ, injunction, directive, judgment, policy, guideline or other requirement of any Governmental Authority applicable to the Person in question.

“Budget” means, with respect to each year, a budget in form and substance approved by OM plc, including the anticipated dollar amount of Seed Capital Investments to be made or maintained in such year in each asset class including (i) U.S. and EAFE (i.e., Europe, Australasia and the Far East) equities; (ii) real estate; (iii) emerging market equities; (iv) high-yield fixed income; and (v) investment grade fixed income.

“Business Day” means any day other than a Saturday, Sunday or holiday on which banking institutions in Boston, Massachusetts or London, England are required to be closed.

“End Date” means January 15, 2018 unless on or before such date OM plc and OM(US)H have entered into a definitive agreement with respect to the purchase of all of the equity of MPLUK2, in which event the End Date shall be the date of the closing of such transaction or the Business Day following the date of the termination of the definitive agreement with respect to such transaction unless OM plc shall have requested an extension of this Agreement pursuant to Section 5, in which case this Agreement shall be deemed to be so extended.

“Fund” means any pooled investment vehicle for which any Affiliate of OM(US)H, directly or indirectly, provides investment advisory or sub-advisory services, or serves as the general partner, managing member or in any similar capacity (including any master or feeder fund, parallel fund or other alternative investment vehicle or third party co-investment vehicle).

“Governmental Authority” means any federal, state, county, regional, local, provincial or foreign government or political subdivision thereof, or any agency, division, district, department, commission, regulatory or administrative body or instrumentality of any such government or political subdivision, or any self-regulatory organization, and any securities exchange, or other non-governmental regulating authority (to the extent that the rules, regulations or orders of such authority have the force of law), or any arbitrator, tribunal or court of competent jurisdiction.

“Interim Period” means the period commencing on the date of this Agreement and ending on the End Date.

“IPO” has the meaning set forth in the recitals to this Agreement.

“LCIA Court” has the meaning set forth in Section 10(g).

“Millpencil” has the meaning set forth in the preamble to this Agreement.

“Minority Period” means the period beginning on the date on which OM plc ceases to be the beneficial owner (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of at least 50.1% of the outstanding ordinary shares of OMAM.

“MPL” has the meaning set forth in the preamble to this Agreement.

“MPLUK2” has the meaning set forth in the preamble to this Agreement.

“OMAM” has the meaning set forth in the recitals to this Agreement.

“OM plc” has the meaning set forth in the preamble to this Agreement.

“OM(US)H” has the meaning set forth in the preamble to this Agreement.

“Person” means any individual, partnership, limited liability company, corporation, association, sole proprietorship, business trust, joint venture, governmental entity, business entity or other entity of any kind.

“Seed Capital Investments” means (i) the investments made by MPL and Millpencil (with funds provided by OM plc) in the mandates managed by Affiliates of OM(US)H (including in separate accounts or Funds managed by Affiliates of OM(US)H as set forth in a separate letter delivered by OM(US)H to OM plc on or prior to the date of this Agreement, together with cash reserved for such investments as set forth in such letter; (ii) the investments made by Millpencil, MPL and MPLUK2 with the proceeds of redemptions or withdrawals of the investments set forth in a separate letter delivered by OM(US)H to OM plc on or prior to the date of this Agreement into existing or new mandates managed by Affiliates of OM(US)H (including separate accounts or Funds managed by Affiliates of OM(US)H) in accordance with the terms of this Agreement, together with the proceeds of redemptions or withdrawals of such reinvestments; and (iii) interest, dividends or distributions from the investments described in items (i) and (ii), in each case in accordance with a Budget approved in accordance with Section 4.  For the avoidance of doubt, Seed Capital Investments may not include co-investment capital required to satisfy a capital requirement for the launch of a new Fund.

“Services” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to a Person, any corporation, limited liability company, partnership, association, business, trust, joint venture, business entity or other entity of any kind or nature, of which more than fifty percent (50%) of either the equity interests or the voting control is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such Person, or of which such Person or any Subsidiary serves as the general partner (in the case of a limited partnership) or the manager or managing member (in the case of a limited liability company).

“Transfer” has the meaning set forth in Section 3.

(b)  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The phrase “date of this Agreement” shall mean October 8, 2014.  References to Sections and Schedules are to Sections and Schedules of this Agreement as such Sections or Schedules may be or are amended from time to time in accordance with the terms and provisions of this Agreement, unless otherwise expressly provided in this Agreement.  Any capitalized terms used in any Schedule but not otherwise defined therein shall have the respective meanings set forth in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term shall be deemed to include the singular.  All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the antecedent may require.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  If, pursuant to this Agreement, any Person is required to take an action on a date that is not a Business Day, the date of such required action shall be the next following Business Day.  It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party, it being understood and agreed that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their respective interests and to otherwise negotiate the terms and provisions of this Agreement.  Accordingly, the parties hereby waive, to the fullest extent permitted by Applicable Law, the benefit of any Applicable Law that would require that in cases of uncertainty, the language of a contract should be strictly construed against, or most strongly construed against, the party who drafted such language.  All references in this Agreement to amounts of money or amounts to be paid by any Person to any other Person shall mean such amounts in United States dollars.

Section 2.                   Management of Seed Capital Investments.

(a)  Subject to the terms and conditions of this Agreement, Millpencil, MPL and MPLUK2 hereby appoint OM(US)H as their agent and attorney-in-fact with respect to the management, through its Affiliates, of the Seed Capital Investments during the Interim Period.  During the Interim Period, OM(US)H will have the authority, on behalf of and in the name of Millpencil, MPL and MPLUK2, to redeem or withdraw some or all of the Seed Capital Investments and reinvest the proceeds thereof (but not more than the proceeds thereof) in new Seed Capital Investments selected by OM(US)H, subject to the approval rights of OM plc under this Agreement and subject to the requirement that the proceeds from the redemption or withdrawal of Seed Capital Investments shall be invested exclusively in Seed Capital Investments that are securities that can be sold or disposed of in the ordinary course of business on any Business Day on a securities exchange or in the over-the-counter market.  In furtherance, and not in limitation of the foregoing, OM(US)H shall have the authority to hold, own, purchase or otherwise acquire or Transfer or otherwise dispose of, the Seed Capital Investments in accordance with the terms of this Agreement; provided, however, that nothing contained herein shall (i) require Millpencil, MPL or MPLUK2 to make additional contributions for purposes of Seed Capital Investments other than the reinvestment of proceeds from the redemption or withdrawal of Seed Capital Investments as provided above and the reinvestment of interest, dividends and distributions from Seed Capital Investments; or (ii) permit OM(US)H or any of its

Affiliates to borrow against, pledge, hypothecate or grant a security interest in a Seed Capital Investment without the prior written consent of OM plc.

(b)  Except as provided in this Section 2 with respect to reinvestment of the proceeds of withdrawals or redemptions of Seed Capital Investments and the reinvestment of interest, dividends and distributions from Seed Capital Investments and as provided in Section 3 with respect to the Transfer of Seed Capital Investments, prior to the End Date, neither Millpencil, MPL nor MPLUK2 shall withdraw or redeem any Seed Capital Investment except as otherwise provided in a separate letter delivered by OM(US)H to OM plc on or prior to the date of this Agreement. Millpencil, MPL and MPLUK2 shall take all steps reasonably requested by OM(US)H to effectuate the purposes of this Section 2, including executing documents reasonably requested by OM(US)H in connection with making, redeeming or withdrawing Seed Capital Investments.

(c)  On or before December 31, 2014, Millpencil shall assign to MPLUK2 or its designee (i) all of the Seed Capital Investments which have theretofore been managed by OM(US)H under this Agreement on behalf of Millpencil and, upon such transfer, MPLUK2 or its designee shall succeed to all of Millpencil’s rights, and assume all of Millpencil’s obligations thereafter arising under Sections 2 and 3 of this Agreement with respect to such Seed Capital Investments; and (ii) all of Millpencil’s general partnership interest in MPL (which represents 99% of the outstanding equity of MPL), free and clear of all liens, claims and encumbrances.  On or prior to January 15, 2018, OM plc shall assign to a newly-formed Subsidiary of MPLUK2 all of its limited partnership interest in MPL (which represents 1% of the equity of MPL), free and clear of all liens, claims and encumbrances.

(d)  If there is a change in Applicable Law with respect to the treatment of the Seed Capital Investments, the parties, in good faith, will discuss the appropriate actions, including appropriate revisions to this Agreement, that may be necessary to accommodate such change and, if such change cannot be accommodated other than by returning the Seed Capital Investments to OM plc or holding them in the form of cash or cash equivalents, then OM(US)H shall so return or hold such Seed Capital Investments as directed by OM plc.

(e)  Notwithstanding anything contained in this Agreement to the contrary, OM(US)H may use its own assets or that of its Subsidiaries to make seed capital investments without the approval of OM plc, subject to such other agreements or arrangements with respect to the governance of OM(US)H to which OM(US)H is subject.  In connection with the preparation of the Budget for each year during the Interim Period, OM(US)H shall share with OM plc its current portfolio of seed capital investments and its plans for seed capital investments for the coming year.  For the avoidance of doubt, the policies and procedures adopted by the board of directors of OMAM shall apply to the activities of OM(US)H and its Affiliates hereunder until the end of the Minority Period, and such policies and procedures as in effect at the end of the Minority Period shall be deemed to continue to apply until the End Date.

Section 3.                   Transfer of Seed Capital Investments.

During the term of this Agreement, neither MPL nor MPLUK2 may sell, assign, transfer, pledge, hypothecate, gift, exchange, option or encumber (each, a “Transfer”) any of the Seed

Capital Investments other than a Transfer between MPL and MPLUK2, a Transfer contemplated by Section 2(b) or a Transfer to OM plc or its Subsidiaries: provided, however, that in the event of any such Transfer to OM plc or any of its Subsidiaries, OM plc shall take all necessary action such that the Transferee is eligible to make the Seed Capital Investments and that on or before January 15, 2018, the Seed Capital Investments are held by MPL or MPLUK2 to the extent necessary to accomplish the purpose set forth in Section 5 of this Agreement.  Subject to Section 5, on or after the End Date, MPL and MPLUK2 may withdraw or redeem any Seed Capital Investment upon 30 days’ notice to OM(US)H (which notice may be given before the End Date).

Section 4.                   Budget.

(a)  Each year during the Interim Period, OM(US)H will manage the Seed Capital Investments in accordance with the Budget for such year subject to the rights of, and limitations on, OM(US)H to change the Seed Capital Investments within each asset class, and between such asset classes in the course of a year with the prior written approval of OM plc.  The Budget for the balance of 2014 has been delivered by OM(US)H to OM plc, and approved by OM plc, on or prior to the date of this Agreement.  On or before December 15 of each year during the Interim Period, OM(US)H shall submit to OM plc its recommended Budget with respect to the subsequent calendar year and the parties shall meet to discuss the proposed Budget so submitted. OM(US)H and OM plc shall thereafter engage in good faith discussions with respect to the Budget with the goal of having a final Budget agreed to no later than the last Business Day of February of the year for which the Budget applies.  No new Budget shall be effective unless it is approved by both OM(US)H and OM plc; provided, that, in the event that agreement on a new Budget is not reached prior to the last day of February of the year for which the Budget applies, then OM plc shall determine the Budget for such year.

(b)  In preparing the Budget and implementing this Agreement, the parties shall give due regard to the following objectives regarding the Seed Capital Investments:

(i)                                     growth of the Millpencil, MPL and MPLUK2 business and creation of new products and mandates;

(ii)                                  providing positive returns for OM plc on the Seed Capital Investments, including the reinvestment of the proceeds of Seed Capital Investments into other Seed Capital Investments;

(iii)                               the marketability and liquidity of the Seed Capital Investments, including Seed Capital Investments made with the proceeds of other Seed Capital Investments; and

(iv)                              in the Budget for the final year of the Interim Period, constructing and/or maintaining a portfolio of Seed Capital Investments so as to facilitate its conversion to cash or cash equivalents as contemplated by Section 5.

Notwithstanding anything contained in this Section 4(b) to the contrary, the parties acknowledge that the actual return, if any, on the Seed Capital Investments is unknown and that OM(US)H does not represent that any specific return on the Seed Capital Investments will be achieved or that losses will not be incurred on the Seed Capital Investments.

Section 5.                   Status of Seed Capital Investments at End Date.

On or before September 30, 2017, OM(US)H and OM plc will discuss whether they intend that on January 15, 2018 (a) all of the Seed Capital Investments held by MPL and MPLUK2 shall be in the form of cash or cash equivalents, or (b) OM(US)H (or OMAM or a Subsidiary of OMAM) and OM plc shall have entered into a mutually agreeable definitive agreement with respect to the purchase of all of the equity of MPLUK2.  At any time after such discussions are completed and prior to January 15, 2018, or prior to the occurrence of the closing under such definitive agreement (if any), OM(US)H shall (unless otherwise provided in such definitive agreement), at the request of OM plc, either (i) cause all Seed Capital Investments held by MPL and MPLUK2 to be held in the form of cash or cash equivalents and such Seed Capital Investments may be withdrawn by MPL and MPLUK2 or (ii) continue to manage all Seed Capital Investments held by MPL and MPLUK2, subject to the other provisions of this Agreement, for such reasonable period of time as will permit the orderly sale or disposition thereof, but in no event longer than the period requested by OM plc; provided, however, that in the event either such option is exercised, the definitive agreement (if any) with respect to the purchase of MPLUK2 shall terminate automatically with no liability on the part of any party thereto.  If, by January 15, 2018, there is no such definitive agreement and OM plc has not made the request described above, then OM(US)H shall take the action described in clause (ii) of the immediately preceding sentence until such time as OM plc requests that it no longer do so and that it cause all Seed Capital Investments to be held in the form of cash or cash equivalents and withdrawn by MPL and MPLUK2.

Section 6.                   Reporting Obligations of OM(US)H; Access.

(a)  Within 30 days after the end of each calendar quarter and within 30 days after the End Date, OM(US)H shall provide to OM plc a written report which sets forth the changes to the Seed Capital Investments since the end of the preceding quarter. OM(US)H shall provide such other information with respect to the Seed Capital Investments as reasonably requested from time to time by OM plc.

(b)  Representatives of OM plc shall be entitled to attend all seed capital meetings of OMAM as observers.

Section 7.  Representation and Warranties. OM(US)H hereby represents and warrants to OM plc, Millpencil, MPL and MPLUK2, that OM(US)H and its Affiliates that manage Seed Capital Investments have all permits, licenses and authorizations required by Applicable Law to permit them to perform the Services under this Agreement (and OM(US)H hereby covenants to maintain, and cause such Affiliates to maintain, all such permits, licenses and authorizations throughout the term of this Agreement).

Section 8.  Term and Termination.  Unless otherwise agreed in writing by the parties, this Agreement will continue in effect until the End Date; provided, however, that OM plc may terminate this Agreement at any time if OM(US)H or any Affiliate managing Seed Capital Investments fails to maintain any material permit, license or authorization required by Applicable Law to permit it to perform its obligations under this Agreement.

Section 9.  Other Activities.  Except as otherwise provided herein, in any other agreement between the parties or in policies adopted by the OMAM board of directors, nothing contained in this Agreement shall in any way preclude OM(US)H, its Subsidiaries or any of their respective officers, employees, agents, representatives, members, shareholders or partners from engaging in any business activities or from performing any services for its of their own account or for the account of others, including for Persons that may be in competition with the business of Millpencil, MPL, MPLUK2 or OM plc.

Section 10.  Miscellaneous.

(a)  Amendments, Modifications and Waivers.  This Agreement may be amended, modified or supplemented only by written agreement executed by the parties. Any failure of a party to comply with any obligation, covenant or agreement contained in this agreement may be waived by the party entitled to the benefits thereof only by a written instrument duly executed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

(b)  Notices.  Unless otherwise provided in this Agreement, all notices, consents and other communications provided for hereunder shall be dated and in writing (excluding email) and shall be deemed to have been given (i) when delivered, if delivered personally, sent by confirmed telecopy or sent by registered or certified mail, return receipt requested, postage prepaid, provided that such delivery is completed during normal business hours of the recipient, failing which such notice shall be deemed to have been given on the next Business Day, (ii) on the next Business Day if sent by overnight courier and delivered on such Business Day within ordinary business hours and, if not, the next Business Day following delivery; and (iii) when received, if received during normal business hours and, if not, the next Business Day after receipt, if delivered by means other than those specified above. Such notices shall be delivered to the address set forth below, or to such other address as a party shall have furnished to the other party in accordance with this Section.

If to OM(US)H, to:

Old Mutual (US) Holdings Inc.

200 Clarendon Street , 53rd Floor
Boston, Massachusetts 02116
Attention:  General Counsel

If to Millpencil, MPL, MPLUK2 or OM plc, to:

Old Mutual plc
5th Floor, Millennium Bridge House
2 Lambeth Hill
London EC4V 4GG, United Kingdom
Attention: Group Company Secretary

(c)  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, their successors in interest and respective permitted assigns.

(d)  Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law. To the extent that any such provision is so held to be invalid, illegal or unenforceable, the parties shall in good faith use commercially reasonable endeavours to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

(e)  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)  Governing Law.  This Agreement (together with any non-contractual obligations arising out of it) shall be construed and enforced in accordance with, and the rights and duties of the parties shall be governed by, the law of England and Wales.

(g)  Arbitration.

(i)                                     Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration (“LCIA Court”) which are deemed to be incorporated by reference into this clause, save as modified herein:

(ii)                                  The seat of arbitration shall be London, England.

(iii)                               There shall be three arbitrators, one nominated by the claimant and one nominated by the respondent within 15 days of respondent’s receipt of the claimant’s request for arbitration.  If OM plc, Millpencil, MPL and MPLUK2 are co-claimants or co-respondents to the arbitration, they shall be treated as one party for the purposes of the nomination of an arbitrator.  If any party has not appointed its arbitrator within the 15-day period specified herein, such appointment shall be made by the LCIA Court upon the written request of a party within 15 days of such request.  The LCIA Court shall appoint the chairman within 15 days of the nomination of the other two members of the tribunal.  The hearing shall be held no later than one-hundred-and-twenty days following the appointment of the third arbitrator.

(iv)                              In terms of procedure, the parties agree that:

(A)                               The Request shall be treated as the Claimant(s)’ Statement of Case.

(B)                               The Statement of Defense shall be sent to the Registrar within 15 days of receipt of notice of appointment of the third arbitrator.

(C)                               A case management hearing shall take place within 10 days of receipt of the Statement of Defense to determine the procedure leading up to the hearing.  The parties shall seek to agree to the procedure between them, consistent with the provisions of this Section 10(g).

(D)                               The Statement of Reply (if any) shall be sent to the Registrar within 15 days of receipt of the Statement of Defense.

(E)                                The Statement of Reply to Counterclaim (if any) shall be sent to the Registrar within 15 days of receipt of the Statement of Reply.

(F)                                 The arbitral tribunal shall exercise its power to order the parties to supply copies of any documents in their possession, custody or power that are relevant to the subject matter of the dispute taking into account the parties’ desire that the arbitration be conducted expeditiously and cost effectively. All disclosure of documents shall be completed within 60 days of the appointment of the third arbitrator.

(G)                               The parties agree that they shall have the right to be heard orally on the merits of the dispute.

(H)                              By agreeing to arbitration, the parties do not intend to deprive a court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies, to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. For the purpose of any provisional relief contemplated hereunder, the parties hereby submit to the non-exclusive jurisdiction of the English Courts. Each party unconditionally and irrevocably waives any objections which they may have now or in the future to the jurisdiction of the English Courts including objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

(I)                                   The award shall be in writing, shall state the findings of fact and conclusions of law on which it is based, shall be final and binding and shall be the sole and exclusive remedy between the parties regarding any claims or counterclaims presented to the arbitral tribunal.  Judgment upon any award may be entered in any court having jurisdiction.

(J)                                   The parties will bear equally all fees, costs, disbursements and other expenses of the arbitration, and each party shall be solely responsible for all fees, costs, disbursements and other expenses incurred in the preparation and prosecution of their own case; provided that in the event that a party fails to comply with the orders or decision of the arbitral tribunal, then such noncomplying Party shall be liable for all costs and expenses (including attorney fees) incurred by the other party in its effort to obtain either an order to compel, or an enforcement of an award, from a court of competent jurisdiction.

(K)                              The arbitral tribunal shall have no authority to award punitive, exemplary or multiple damages or any other damages not measured by the prevailing parties’ actual damages.

(L)                                All notices by one party to another in connection with the arbitration shall be in accordance with the provisions of Section 10(b) hereof, except that all notices for a demand for arbitration made pursuant to this Section 10(g) must be made by personal delivery or receipted overnight courier. This agreement to arbitrate shall be binding upon the successors and permitted assigns of each party.  This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

(h)  Confidentiality. Except to the extent necessary to compel arbitration or in connection with arbitration of any dispute under this Agreement, or for enforcement of an arbitral award, information concerning (i) the existence of an arbitration pursuant to Section 10(g), (ii) any documentary or other evidence given by a party or a witness in the arbitration or (iii) the arbitration award may not be disclosed by the tribunal administrator, the arbitrators, any party or its counsel to any Person not connected with the proceeding unless required by law or by a court or competent regulatory body, and then only to the extent of disclosing what is legally required. A party filing any document arising out of or relating to any arbitration in court shall seek from the court confidential treatment for such document and provide notice thereof to the non-disclosing party.

(i)  Conduct During Dispute Resolution. The parties shall continue the performance of their respective obligations under this Agreement that are not the subject of dispute during the resolution of any dispute or agreement, including during any period of arbitration, unless and until this Agreement is terminated or expires in accordance with its terms and conditions.

(j)  Contracts (Rights of Third Parties) Act.  A Person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement.

(k)  Entire Agreement.  This Agreement, including any schedules or exhibits hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter covered by this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.  Specifically, Millpencil, MPL and OM(US)H agree that the management agreement dated July 22, 2009, as amended on June 8, 2010 and March 14, 2011, is hereby terminated.

(l)  No Assignment.  Neither this Agreement nor any of the rights, interests or obligations of any party under this Agreement may be assigned by such party without the prior written consent of the other parties, except that OM plc, Millpencil, MPL, and MPLUK2 may assign this Agreement or their respective rights and interests under this Agreement to OM plc or any of its Subsidiaries provided that the assignor and assignee execute and deliver such documents that may be required generally for the assignment of any separate account or Fund managed by OM(US)H or any of its Subsidiaries.

(m)  Remedies.

(i)                                     The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any party, and notwithstanding the provisions of Section 10(g), an aggrieved party under this Agreement is entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. No party shall be required to obtain or furnish any bond or similar instrument in connection with or as a condition to obtaining or seeking any such remedy. For the avoidance of doubt, nothing in this Agreement shall diminish the availability of specific performance of the obligations under this Agreement or any other injunctive relief.

(ii)                                  Such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have. Each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each party hereby further agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

(n)  Further Assurances.  Each party shall, on being required to do so by any other party, perform or procure the performance of all such acts and/or execute and/or deliver or procure the execution and/or delivery of all such documents (in each case at its own expense), as may be required by law or as any other party may from time to time reasonably require in order to implement and give full effect to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Seed Capital Management Agreement as of the date first above stated.

Old Mutual (US) Holdings Inc.

By:	/s/ Stephen H. Belgrad

Millpencil Limited

By:	/s/ Robert Coxon

Millpencil (US) LP
By Millpencil Limited, its General Partner

By:	/s/ Paul Forsythe

MPL (UK) Limited

By:	/s/ Robert Coxon

Old Mutual plc

By:	/s/ Martin C. Murray